UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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American Eagle Outfitters, Inc.
(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

June 4, 2015 at 11:00 a.m. local time

417 Fifth Avenue, 8th Floor
New York, New York

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Dear Fellow Stockholders:

I am pleased to report that we made significant progress on our initiatives to strengthen the business during Fiscal 2014. The strategies set in motion at the start of the year fueled a stronger second half with continuing improvement expected in Fiscal 2015. Our Company has a strong group of associates led by a talented and driven executive leadership team. I'm extremely pleased by their execution, particularly in light of a challenging macro environment and unprecedented competitive pressures. We're particularly proud of the following achievements:

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Our American Eagle brand saw improvement across the assortment, driven by innovation, quality and better style;
•
aerie had a solid year from start to finish, delivering greater assortment depth, new product lines and a marketing campaign that truly resonated with our customers;
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We successfully reduced promotions; and
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We cut planned expenses and demonstrated better inventory control.

As a result of these and other achievements, we saw sequential progress throughout the year. Our business began to stabilize by midyear with financial improvements in the third and fourth quarters. For example:

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Our second half operating margin of 7.0% showed significant improvement from 1.5% in the first half;
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As the second half progressed, profitability improved with fourth quarter EPS of $0.36 increasing 33% over the prior year; and
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Comparable sales performance turned positive in the post-holiday period as compared to the prior year.

We ended Fiscal 2014 in excellent financial condition with $411 million in cash and no debt. Additionally, we invested $245 million into capital projects for our business and paid out $97 million in dividends to our stockholders.

As we look ahead, we remain focused on our priorities. First and foremost, our merchandising strategies are critical to ongoing improvement. We continue to differentiate our merchandise assortments and leverage our competitive strength in our sector-leading denim and bottoms businesses. Driving sales in other categories, including tops and accessories, is another important goal. We continue to implement a number of technology initiatives aimed at improving our omni-channel customer experience, enhancing efficiencies and delivering returns on our investments. Additionally, we will continue to strive for improved store profitability. We are focused on rationalizing our U.S. store fleet and expanding our global presence through additional store openings and new licensed markets.

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We strongly support adherence to sound corporate governance practices and processes. For example, recent changes to our compensation program included:

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Eliminating a feature that accelerated restricted stock unit award vesting if certain stretch performance goals were achieved in the first year; and
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Adjusting the annual long-term incentive mix to place greater emphasis on performance-based long-term incentives versus time-based awards.

While we keep our focus on strengthening our business, we remain committed to upholding the strong values of our organization. AEO's dedication to social responsibility is an integral component of the Company's culture. Through AEO and the AE Foundation, we continue to take part in community involvement and contribute to charitable causes with a particular focus on those most relevant to the Company, its associates and its customers: the environment, youth empowerment and education; young women's health; worker rights; and equality. For more information on our corporate social responsibility activities, please visit http://betterworld.ae.com.

In closing, we have built a solid foundation for future success. As we continue our search for a permanent Chief Executive Officer to lead the Company to the next phase of growth, AEO will continue to stay focused on delivering improvements in our financial results and strong returns to our stockholders. I am proud to work with such a talented leadership team and continue to be inspired by the passion and talent we have across the organization. We look forward to driving further success in Fiscal 2015.

Thank you for your continued support.

Jay L. Schottenstein
Executive Chairman of the Board and Interim Chief Executive Officer

2015 Proxy Statement | 4

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 4, 2015

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 4, 2015, at 11:00 a.m., local time, at the Company's offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournment thereof. It is being mailed to the stockholders on or about April 23, 2014. ("We," "our," "AEO" and the "Company" refer to American Eagle Outfitters, Inc.)

PROXY SUMMARY

American Eagle Outfitters 2015 Annual Meeting Of Stockholders

June 4, 2015 11:00 a.m., local time	417 Fifth Avenue, 8th Floor New York, New York

Voting Matters

ITEMS	BOARD RECOMMENDATION
To elect three Class II directors	FOR each nominee
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR
To hold an advisory vote on the compensation of our named executive officers	FOR

Vote Your Shares Right Away

STOCKHOLDERS OF RECORD		BENEFICIAL STOCKHOLDERS
Vote by Internet		If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.
www.cesvote.com
Vote by Telephone
1 (888) 693-8683
Vote by Mail
Mail your signed proxy card

AMERICAN EAGLE OUTFITTERS, INC. | 5

Notice of Annual Meeting
of Stockholders

To be held June 4, 2015

April 23, 2015

To our Stockholders:

You are invited to attend American Eagle Outfitters, Inc.'s 2015 Annual Meeting of Stockholders to be held at 417 Fifth Avenue, 8th Floor, New York, New York on Thursday, June 4, 2015, at 11:00 a.m., local time, for the following purposes:

1.	To elect the following three Class II directors to serve until the 2018 Annual Meeting of Stockholders: Janice E. Page; David M. Sable; and Noel J. Spiegel;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;
3.	To hold an advisory vote on the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

On or about April 23, 2015, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting and you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record, you may vote in person and your proxy will not be used.

Thank you for your continued support.

Sincerely,

Jennifer B. Stoecklein
Corporate Secretary

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2015 Proxy Statement | 8

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PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating and Corporate Governance Committee (the "Nominating Committee"), the Board of Directors has fixed the size of the board at eight directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class II directors at the Annual Meeting. If re-elected, the Class II directors will serve for three-year terms ending at the 2018 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class III directors expire at the annual meetings to be held in 2017 and 2016, respectively.

Biographical information regarding each nominee and incumbent director is set forth below as of April 1, 2015, together with a brief description of each person's business experience and qualifications.

The Board of Directors recommends that the stockholders vote "FOR" each of the following nominees for Class II Director:

Janice E. Page	BACKGROUND
Age 66 Director since June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair)	Prior to her retirement in 1997, Ms. Page spent 27 years in apparel retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. While at Sears Roebuck & Company, Ms. Page oversaw men's, women's and children's apparel as well as athletic footwear and accessories among other responsibilities. She holds a BA from Pennsylvania State University.
QUALIFICATIONS
Ms. Page has extensive knowledge of the apparel retail industry and brings in-depth experience across diverse consumer product categories as well as retail operations. Her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.
OTHER PUBLIC COMPANY BOARD SERVICE
Ms. Page served as a Director and Compensation Committee Chair of R.G. Barry Corporation from 2000 to 2014. She served as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited from 2009 to 2011. She was formerly on the Board of Kellwood Company and served on the Executive Committee and as Compensation Committee Chair from 2000 to 2008. Ms. Page also served from 2001 to 2004 as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers.

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PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable	BACKGROUND
Age 61 Director since June 2013 Independent	Mr. Sable has served as Global Chief Executive Officer of Y&R, one of the world's largest marketing communications agencies (consisting of Y&R Advertising, VML, Bravo and Iconmobile) and a member of UK-based WPP Group, since February 2011. Prior to that time, he served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc. from June 1996 to September 2000. He attended New York University and Hunter College. Mr. Sable also serves as the Chair of the United Nations Children's Fund (UNICEF) New York Philanthropic Advisory Board and is a member of the Board of the United Negro College Fund (UNCF).
QUALIFICATIONS
With more than 30 years of experience in marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.
OTHER PUBLIC COMPANY BOARD SERVICE
None

Noel J. Spiegel	BACKGROUND
Age 67 Director since June 2011 Independent Committees: • Audit (Chair) • Compensation • Nominating	Mr. Spiegel was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte's Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte's New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School.
QUALIFICATIONS
Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee.
OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Spiegel also serves on the Board of Directors, Audit Committee and Compensation Committee of Vringo, Inc. and on the Board of Directors and Audit Committee, Credit Committee and Finance and Investment Committee of Radian Group, Inc.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have been previously elected to terms that expire as of the 2017 Annual Meeting:

Michael G. Jesselson	BACKGROUND
Age 63 Director since November 1997 Independent (Lead Independent Director) Committees: • Audit • Compensation • Nominating	Mr. Jesselson has served as President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City, since 1994. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson is a graduate of New York University.
QUALIFICATIONS
Mr. Jesselson provides investment expertise to the Board and he also brings an important historical company view to the Board of Directors.
OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Jesselson serves on the Board of Directors, Audit Committee and Acquisition Committee of XPO Logistics, Inc. He also serves as Nominating and Corporate Governance Committee Chair of XPO Logistics, Inc.

Roger S. Markfield	BACKGROUND
Age 73 Director since March 1999 Executive	Mr. Markfield has served as Vice Chairman, Executive Creative Director of the Company since February 2009. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002. Mr. Markfield graduated from Marietta College.
QUALIFICATIONS

Mr. Markfield's extensive experience in apparel retail and as a brand and creative leader for AEO gives him unique insights into the Company's challenges, opportunities and operations.  He has a deep understanding of design, merchandising, marketing and overall brand vision, as well as our customers' preferences and brings an extensive history of relevant retail executive experience to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Markfield was formerly on the Board of Directors of DSW Inc. from 2008 to 2012.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Jay L. Schottenstein	BACKGROUND
Age 60 Director since March 1992 Executive	Mr. Schottenstein has served as Interim Chief Executive Officer since January 2014. He has also served as Chairman of the Company since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company's predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation ("SSC") since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Executive Chairman and Director of the Board since March 2005 of DSW Inc. He has also served as an officer and director of various other entities owned or controlled by members of his family since 1976. Mr. Schottenstein is a graduate of Indiana University.
QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with the Company and brings a unique understanding of the retail industry in general. His expertise across operations, apparel retail, brand building and team management provide valuable vision and leadership to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Schottenstein also serves on the Board of Directors of DSW Inc.

The following Class III Directors have been previously elected to terms that expire as of the 2016 Annual Meeting:

Thomas R. Ketteler	BACKGROUND
Age 72 Director since February 2011 Independent Committees: • Audit • Compensation • Nominating

Prior to his retirement from SSC, a private company, in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company's Board from 2003 until June 2010. He holds a BA in Accounting from Thomas More College and is a Certified Public Accountant.

QUALIFICATIONS
Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.
OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Ketteler previously served on the Company's Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc from 2007 to 2011.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan	BACKGROUND
Age 57 Director since June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating	Mr. McMillan has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant.
QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan's service on other public boards also provides knowledge of best practices.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. McMillan also serves on the Board of Directors, Audit Committees and Finance Committees of McDonald's Corporation and Hyatt Corporation. Mr. McMillan was formerly on the Board of Directors of Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

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CORPORATE GOVERNANCE

The following section discusses the Company's corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on our website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance." Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board's primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and making changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board's Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to "Board Committees" for additional information on our Committees.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with our business among the Board as a whole and its Committees. In performing its risk oversight function, the Board:

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Oversees management's development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and
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Oversees the development and implementation of processes and procedures to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding our financial, operational and strategic risks. The full Board receives quarterly updates from management's Risk Management Committee, which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board's Committees also oversees the management of Company risks that fall within the Committee's areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company's independent auditor, the internal auditor and management, including the Chief Financial Officer, frequently. As set forth in its charter, the Compensation Committee oversees our risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and our corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of our business, including issues of diversity

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CORPORATE GOVERNANCE

and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the skills, experience and other qualifications to execute the Board's responsibilities. The following is a summary of those skills and qualifications:

Selected Director Skills and Experience
We believe that our directors' combined mix of skills, qualifications and experience should provide the knowledge and abilities to allow our Board to fulfill its responsibilities. Our directors' respective areas of experience and expertise include:
✓ CEO / Leadership ✓ Accounting, Finance, Disclosures ✓ Corporate Governance ✓ Consumer Products	✓ Domestic and International business ✓ Investment ✓ Marketing Communications ✓ Apparel Industry
See pages 9 to 13 for biographical information regarding each of our directors, highlighting the particular experience, qualifications, attributes or skills of each member of our Board.

Director Tenure

The current members of the Board have served for an average of 9.5 years. The Nominating Committee and the Board believe it is important for the Board to be "refreshed" by adding new directors from time to time and two of the current directors, or 25% of the Board, have served for less than five years. However, the Committee and the Board also believe that long-serving directors bring critical skills to the Board. Among other things, such directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as retailing. In addition, the Committee and the Board believe that long-serving directors have knowledge of the business that tends to make them less dependent upon management for information and perspectives than may be the case with newer directors. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a critical or determinative factor.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See "Submission of Nominations and Proposals for the 2016 Annual Meeting" for information regarding the submission of recommendations.

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Director Independence

The Board has determined that the following directors are independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•
Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;
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Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;
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Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company's consolidated fiscal gross revenues in the current year or any of the past three fiscal years;
•
Whether the director is an executive officer of a charitable organization which received contributions from the Company or any of its subsidiaries in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization's consolidated gross revenues;
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Whether the director or any of the director's immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;
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Whether the director or any of the director's immediate family members is, or has been in the past three years, a partner or employee of the Company's independent registered public accounting firm; and
•
Whether the director or any of the director's immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service.

See "Related Party Transactions Policy" for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein.

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Board Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. During the year ended January 31, 2015 ("Fiscal 2014"), Mr. Schottenstein acted as the Company's Interim Chief Executive Officer. Mr. Schottenstein will continue to serve as the Interim Chief Executive Officer until a permanent Chief Executive Officer is appointed. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages and continuity. We also established a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as our Lead Independent Director for Fiscal 2014. The Lead Independent Director is responsible for:

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Presiding over the meetings of independent directors;
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Serving as a liaison between the Chairperson and independent directors;
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Having input on information sent to the Board;
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Having input on meeting agendas for the Board; and
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Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Board Practices

Meetings of Independent Directors

The Board's policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

Self-assessments

We conduct self-assessments of the Board and its Committees annually. From time to time, these evaluations are conducted by a third party to refresh the process.

Director Orientation/Education

Each year, we hold a two-day educational program covering business developments and strategy, developments in corporate governance, fiduciary duties and other relevant topics. Additionally, all new Directors attend an intensive orientation program. The orientation programs are designed to familiarize new Directors with the Company's businesses, strategies and challenges.

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Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on our website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance, Committees & Charters."

The following sets forth Committee memberships as of the date of this proxy statement.

Director	Audit Committee	Compensation Committee	Nominating Committee
Michael G. Jesselson, Lead Independent Director
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
Noel J. Spiegel

= Member	= Committee Chair

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2014
AUDIT COMMITTEE	The primary function of the Audit Committee is to assist the Board in monitoring: • the integrity of the financial statements; • the qualifications, performance and independence of the independent registered public accounting firm; • the performance of the internal auditors; and • our compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Board has determined that each member of the Audit Committee meets all applicable independence requirements under the NYSE listing standards.	Michael G. Jesselson Thomas R. Ketteler * Cary D. McMillan * Janice E. Page Noel J. Spiegel (Chair) * * audit committee financial experts	10
COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee:

• reviews, recommends and approves salaries and other compensation of executive officers; and

• administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser's independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

Compensation Committee Interlocks and Insider Participation: None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

		Michael G. Jesselson Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page Noel J. Spiegel	7
NOMINATING COMMITTEE	The function of the Nominating Governance Committee is to aid the Board in meeting its responsibilities with regard to: • the organization and operation of the Board; • selection of nominees for election to the Board; and • other corporate governance matters. The Nominating Committee developed and reviews each year our Corporate Governance Guidelines, which were adopted by the Board and are available on our website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance, Guidelines."	Michael G. Jesselson Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) Noel J. Spiegel	5

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CORPORATE GOVERNANCE

Stockholder Outreach

Throughout Fiscal 2014, we continued to regularly meet and speak with stockholders. On a quarterly basis, we invited top holders to visit with senior management. These discussions were consistently reported to the Board, and management and the Board discussed comments and business insights provided by stockholders.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the Board. That process is described on the Company's website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance, Board of Directors."

Director Attendance

During Fiscal 2014, the Board met ten times and all members of the Board attended no fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which they served with the exception of David M. Sable. Mr. Sable attended seven out of eight (or 88%) of the regularly scheduled in-person meetings of the Board. However, he was not able to attend two of the Board's impromptu telephonic special meetings during Fiscal 2014. Mr. Sable received and reviewed Board materials in connection with these meetings and discussed the subject matter of the meetings with other Board members and Management. Between Board meetings, Mr. Sable regularly engages with Management and other members of the Board on a variety of matters including strategies and initiatives to strengthen our brands, enhance our customer experience and develop our leadership. Mr. Sable attended 100% of all meetings of our Board during the portion of 2013 during which he was a director. It is our expectation that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board were present at our 2014 Annual Meeting.

Related Party Transactions Policy

We have a Related Party Transaction Policy (the "Policy") to allow us to identify, document and properly disclose related party transactions. The Policy applies to our Directors and executive officers as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if a related party or a member of such related party's immediate family is a supplier of goods or services or owns or is employed by a business that supplies us; or if a member of such related party's immediate family is employed by us; or if an applicable related party serves on the board of directors of a business that supplies goods or services to us, that transaction is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial and Administrative Officer. Each quarter, our Directors, executive officers and associates who have authority to enter into commitments on our behalf are required to provide a certification regarding the existence of any related party transactions of which they have knowledge and which have not been fully and accurately disclosed in our filings with the U.S. Securities and Exchange Commission.

In the ordinary course of business, we have entered into a number of agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board of Directors and Interim Chief Executive Officer. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm's length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Related Party Transaction Policy.

In December 2014, we entered into an agreement with Brownie Points Inc., an online confectioner, which is partially owned indirectly by trusts benefitting Mr. Schottenstein's family, to purchase confectionary goods

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CORPORATE GOVERNANCE

for an aggregate purchase price of approximately $285,000. These goods were used as a gift with purchase in the Company's U.S. and Canadian stores around Valentines Day.

During Fiscal 2014, we purchased merchandise and designs totaling approximately $652,850 from Artisan de Luxe, a company which is owned in part by Mr. Schottenstein's sons. We may purchase additional merchandise from Artisan de Luxe in the future.

In September 2013, we entered into a store lease with an affiliate of Jay L. Schottenstein pursuant to which we expect to pay rent, together with other expenses, of approximately $270,000 annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store's gross sales in excess of specified thresholds. We incurred rent and other expenses under the lease of approximately $273,000 during Fiscal 2014. The lease expires in January 2024.

During Fiscal 2012, we entered into a three-year agreement with Retail Entertainment Design, LLC ("R.E.D.") for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts benefitting Jay L. Schottenstein's descendants. Mr. Schottenstein also serves as trustee of the aforementioned family trusts. Fiscal 2014 expense under the agreement was approximately $793,400.

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CORPORATE GOVERNANCE

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2014. In addition, we pay attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and committee meetings and director continuing education expenses. For Fiscal 2014, there were no increases in non-employee director compensation.

Fiscal 2014 Director Compensation (1)
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Michael G. Jesselson	$135,000	$135,000	$270,000
Thomas R. Ketteler	$115,000	$135,000	$250,000
Cary D. McMillan	$130,000	$135,000	$265,000
Janice E. Page	$127,000	$135,000	$262,000
David M. Sable	$55,000	$135,000	$190,000
Noel J. Spiegel	$140,000	$135,000	$275,000

(1)	Fiscal 2014 refers to the fifty-two week period ended January 31, 2015. Compensation of the Executive Chairman of the Board is set forth under the section entitled "Compensation Tables and Related Information."
(2)	Amounts represent fees earned or paid during Fiscal 2014. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors are also entitled to receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board, and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. There were no such special committee meetings held during Fiscal 2014. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.
(3)	Amounts represent shares granted during Fiscal 2014. Non-employee directors receive an automatic stock grant of a number of shares equal in value to $33,750 based on the closing sale price of our stock on the first day of each calendar quarter under our 2005 Stock Award and Incentive Plan, as amended (the "2005 Amended Plan") and the 2014 Stock Award and Incentive Plan (the "2014 Plan"). The 2014 Plan was approved by stockholders at our 2014 Annual Meeting and replaces the 2005 Amended Plan. Beginning in July 2014, non-employee directors received stock grants from the 2014 Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Messrs. McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2014 and calendar 2015. Mr. Sable deferred his quarterly share retainer during calendar 2014 but elected to no longer defer his retainer for calendar 2015. Mr. Ketteler elected to defer his quarterly share retainer during calendar 2015.
Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At January 31, 2015, the aggregate number of option awards outstanding was: Mr. Jesselson—3,103 shares and Ms. Page— 3,103 shares.
See "Ownership of and Trading in Our Shares" on page 49 for information about stock ownership guidelines applicable to our Board of Directors.

Compensation of Chairman of the Board

Jay L. Schottenstein serves as our Executive Chairman of the Board of Directors. Mr. Schottenstein's Fiscal 2014 compensation is set forth under the section entitled "Compensation Tables and Related Information."

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PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in our best interest.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report for the year ended January 31, 2015 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm's independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Noel J. Spiegel (Chair)
Michael G. Jesselson
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2014, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 31, 2015.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2014	Fiscal 2013
Audit Fees	$1,446,600	$1,193,000
Audit-Related Fees	57,160	19,500
Tax Fees	356,993	295,106
All Other Fees	2,000	2,000
Total Fees	$1,862,753	$1,509,606

"Audit Fees" include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. "Audit-Related Fees" include fees billed for internal control reviews and audits of the Company's employee benefit plan. "Tax Fees" primarily include fees billed related to federal, state and local tax compliance and consulting. "All Other Fees" include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

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PROPOSAL THREE: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing stockholders with an advisory vote on the overall compensation of our named executive officers.

As discussed in the "Compensation Discussion and Analysis" below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and simplicity. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and our long-term strategic plan. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts. Based on the 2014 advisory vote on our executive compensation program, which was approved by 93% of the votes cast, we believe our stockholders agreed.

At the same time, however, we remain committed to stockholder engagement to gain an ongoing understanding of our stockholders' critical perspectives on all aspects of the business, including compensation programs and we continue to evaluate and enhance plan design to align with leading practices in executive compensation. As a result, we made some changes to the program, including the following:

•
Eliminating a feature that accelerated restricted stock unit ("RSU") award vesting if certain stretch performance goals were achieved in the first year; beginning with Fiscal 2014 grants, all RSU's vest over a three-year period; and
•
Adjusting the weighting of performance-based long-term incentives from approximately 55% to 70% beginning in Fiscal 2014.

We urge our stockholders to read the following Compensation Discussion and Analysis for further information on these changes and on our executive compensation program generally.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders' views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2015 Annual Meeting:

"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting."

The Board of Directors recommends that the stockholders vote "FOR" the approval of the compensation of our named executive officers as set forth in the Proxy Statement for the Annual Meeting.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program. We believe that this program appropriately aligns executive compensation opportunities and our long-term strategic plan, supports management accountability for long-term results while discouraging inappropriately risky business strategies in order to maximize short-term compensation payouts.

The Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, which describes the Committee's decisions regarding our executives' compensation for Fiscal 2014 and how those decisions support and implement our principles. The Compensation Committee has recommended to the Board that it be included in this Proxy Statement, and we encourage you to read it.

Cary D. McMillan (Chair)
Michael G. Jesselson
Thomas R. Ketteler
Janice E. Page
Noel J. Spiegel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, objectives, policies and practices framed within the context of the specialty retail industry and specifically our strategy and performance with respect to our named executive officers (the "NEOs") for Fiscal 2014.

Our Fiscal 2014 NEOs were:

Jay L. Schottenstein	Interim Chief Executive Officer ("CEO")
Roger S. Markfield	Vice Chairman, Executive Creative Director
Mary M. Boland	Executive Vice President, Chief Financial and Administrative Officer
Charles F. Kessler	Global Brand President, American Eagle Outfitters
Jennifer M. Foyle	Global Brand President, aerie

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Fiscal 2014 Business Environment

Entering Fiscal 2014, the Company was operating in a highly challenging macro-economic environment. The retail industry experienced the second consecutive year of declining mall traffic and a uniquely difficult competitive landscape in the teen retail sector. These pressures resulted in negative financial results for a number of peers and a rise in bankruptcies of specialty apparel retailers. As a result of those factors, coupled with the CEO change at the beginning of the year, the executive team had significant work to do across many areas of the organization. Our top priorities were to enhance merchandise assortments, improve the overall customer experience, manage inventories more efficiently, reduce expenses and reduce our reliance on steep discounts in order to improve our margins. The team responded quickly and the initiatives put in place early in Fiscal 2014 delivered results, fueling a stronger second half of the year with continuing improvement expected in Fiscal 2015.

In the first half of Fiscal 2014, we experienced a comparable store sales decline of 9% and EPS of $0.05, an 82% decline versus the prior year. Based on the initiatives put in place, results in the second half of Fiscal 2014 were substantially improved with third quarter adjusted EPS of $0.22(1) rising 16% over the prior year and fourth quarter EPS of $0.36 increasing 33%. Comparable sales performance also turned positive in the post-holiday period. Our second half results compared favorably to the results of our direct peer group, which faced similar competitive and economic challenges. We ended Fiscal 2014 with $411 million in cash and no debt. We invested $245 million into capital projects for our business and paid out $97 million to our stockholders.

(1) Third quarter adjusted EPS compares to GAAP EPS of $0.05, which includes ($0.17) of restructuring and asset impairment charges. See pages 24 and 25 of our Fiscal 2014 Form 10-K for additional detail on the charges and other important information regarding the use of non-GAAP or adjusted measures.

Key 2014 Business Takeaways

•
In January 2014, we appointed Jay Schottenstein as our Interim CEO
•
Under extreme competitive pressures, our 2014 second half results compared favorably to the results of our direct peers
•
Sales and profit improved through the second half of Fiscal 2014

Our Focus for Fiscal 2015

As we enter Fiscal 2015, the Company has numerous opportunities, and we remain focused on priorities which drive further profit improvements and returns to stockholders. Areas of focus include:

✓ Merchandising initiatives	to strengthen comparable store sales and improve merchandise margins
✓ Expense management	to seek opportunities to lower fixed operating expenses
✓ New technologies	enhance the use of systems with a goal of improving our omni-channel customer experience and drive efficiencies
✓ Global expansion	to grow through additional international store openings and new licensed country agreements

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COMPENSATION DISCUSSION AND ANALYSIS

Our Evolving Compensation Program; Highlights of 2014/2015 Changes

Our compensation program design provides the framework for alignment between executive compensation opportunities and our long-term strategic plan. We engage in an ongoing review of leading practices in corporate governance and executive compensation and consider changes to the program to adhere to those practices, ensure competitiveness, and reinforce pay and performance alignment. Accordingly, we adopted a number of changes to our executive compensation program for Fiscal 2014 as well as Fiscal 2015. Highlights include:

Compensation Feature	Change Implemented	When Effective	Expected Outcome
RSU awards	Prior to Fiscal 2014, RSU awards had a feature whereby the achievement of certain stretch performance goals would accelerate the full vesting of the award after the first year. Effective with grants awarded in Fiscal 2014, this feature has been removed.	Fiscal 2014	Further align executive compensation with multi year stockholder interests.
Annual long-term incentive mix	Change in the NEO annual long-term incentive mix from approximately 55% performance-based / 45% time-based to approximately 70% performance-based / 30% time-based.	Fiscal 2014	Greater emphasis on performance-based, long-term incentives.
Executive annual equity grant values	We have reduced executive annual equity grant values as part of a two-year approach designed to further align to market values.	Fiscal 2015	To align target pay with our compensation philosophy.

American Eagle Outfitters' Executive Compensation Checklist
✓
A Compensation Committee composed entirely of independent directors oversees the Company's executive compensation policies
✓
The Compensation Committee utilizes an independent compensation consultant which provides no other services to the Company
✓
Stock ownership guidelines (5x base salary for CEO, 1x to 3x for other NEOs)
✓
Annual incentive bonus and long-term incentive awards tied to performance metrics designed to deliver profitable growth
✓
The majority of our CEO and other NEOs' total compensation opportunity is performance-based and "at-risk"
✓
Robust clawback policy
✓
Change in Control and retirement provisions in certain long-term incentive awards which are modest relative to many of our peers
✓
Anti-hedging and anti-pledging policy
✓
Limited perquisites at the executive level
✓
No tax gross-ups on perquisites or change in control benefits
✓
No repricing of stock options without stockholder approval

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay our Executives and Why: Elements of Compensation

Our executive compensation program is structured within a framework of a few key elements: base salary; annual incentive bonus; and annual long-term incentive awards. Each element serves a different but critical purpose in achieving the objectives of the program. Overall compensation is structured to place an increasingly larger amount of compensation at risk at successively higher levels in the executive team. For Fiscal 2014, approximately 62% of Mr. Schottenstein's compensation was subject to performance. The amount of performance-based variable compensation for the other NEOs was approximately 58% of their total compensation opportunity. Performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary, RSUs and Non-Qualified Stock Options ("NSOs").

Element of Compensation	Form & Objective	Further Information	Alignment to strategic plan
Base Salary page 32	• Delivered in cash. • Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, and contribution to the Company.	• Fiscal 2014 Base Salary changes for our NEOs are presented on page 40.	• Base salaries set at appropriate market levels enable us to attract and retain qualified, high caliber executive officers to lead and implement our strategy.
Annual Incentive Bonus page 32
•
Delivered in cash.
•
Provides an opportunity for additional income to NEOs if threshold performance goals are attained and therefore focuses them on key annual objectives.
•
Bonus is earned between threshold and stretch level based on achievement of pre-established annual performance goals.
• For Fiscal 2014, the Annual Incentive Bonus was driven by EBIT, Revenue Growth, and Inventory Turn, weighted at 60%/30%/10%, respectively.
•
Annually, performance metrics are established by the Compensation Committee which align to our strategic plan.
•
Fiscal 2014 criteria were chosen to reflect an increased focus on operational and capital efficiency.

Annual Long-Term Incentive Awards page 32	• Delivered in Performance Shares ("PS"), Restricted Stock Units and Non-Qualified Stock Options. • Align our executives' financial interests closely with those of our stockholders.
•
PS vest between threshold and stretch level only to the extent that the pre-established, three-year performance goal is met. If performance falls below the threshold, the award is forfeited in full. However, achievement of single year performance goals locks in 20% vesting of the award at the end of the three-year period.
•
RSUs vest proportionately over three years from grant based on continued service.
•
NSOs provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.
• Aligns NEO compensation with our longer term performance objectives and changes in stockholder value over time.

The combination of these elements enables us to offer a competitive total annual compensation opportunity in which realized pay and costs reflect the degree to which key operational performance objectives are attained. The compensation for our NEOs is balanced to provide a mix of cash and long term incentive awards and focused on both annual and long-term performance to ensure that executives are held accountable for, and rewarded for, achievement of both annual and long-term financial and strategic objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2014 Goal Setting Process and Compensation Considerations

Goal Setting:

The performance goal setting process was established within the framework of extraordinary competitive pressures in Fiscal 2013 that were expected to carry into Fiscal 2014. External factors were combined with internal challenges, including a CEO transition. In light of internal and external pressures, coupled with a zero annual incentive payout for Fiscal 2013 and the unlikely vesting of the 2013 PS, executive leadership retention concerns were also an important consideration when setting incentive goals for Fiscal 2014.

We remained committed to setting incentive goals that were aligned with delivering solid financial performance while enabling the successful execution of our strategy. This includes improving our merchandise assortment while at the same time reducing our reliance on promotions as well as managing expenses and inventory. For Fiscal 2014, target incentive payout levels (100%) were set above internal budgeted levels.

Compensation Considerations:

When reviewing the results for the year and making year end pay decisions, the Compensation Committee considered a variety of factors, including our performance relative to the pre-established goals as well as our financial and operational performance relative to peers and our solid improvement in the second half of the year.

Fiscal 2014 financial and operational measures represent aggregate global results from the American Eagle Outfitters and the aerie by American Eagle Outfitters brands, including our online business, AEO Direct. As described herein, for Fiscal 2014, our Adjusted Earnings before Interest and Taxes ("EBIT"), Revenue Growth and Inventory Turn as defined in the section below entitled "Fiscal 2014 Performance Metrics, Targets and Results" were between threshold and target levels for EBIT, at target levels for Inventory Turn, while Revenue was below threshold levels. This performance resulted in a 55% of target payout of the Annual Incentive Bonus and a 20% lock-in vesting of the Fiscal 2012 PS award. Additionally, the Fiscal 2014 20% single year lock-in, a feature of the PS plan, was achieved for the Fiscal 2014 award cycle. All performance awards were based on pre-established goals.

During the course of Fiscal 2014, the Company was operating in a very challenging retail environment, one that was driven by a second consecutive year of declining mall traffic, highly promotional activity among our competitors, and difficult sales performance in the teen sector. Early in the year, macro economic pressures were compounded by a significant internal leadership transition. Despite these external and internal factors, the executive team responded quickly to align on a strategy and ultimately deliver results that offset market conditions and exceeded the EBIT internal budget for the year.

The team built a strategy counter to the norm by clearing and managing inventory to the budgeted target, reducing promotions to reduce markdown expense despite revenue and competitive pressure, all while improving assortments resulting in a higher average unit retail price. The Company also underwent a restructuring to reduce SG&A expense. These efforts supported stronger second half 2014 financial results and better positioned the Company for profit improvement in Fiscal 2015.

The Committee believes that leadership's rapid execution of an enhanced product strategy combined with diligent expense and inventory management resulted in the Company exceeding budgeted EBIT and Inventory Turn. Revenue was below threshold as management deliberately held back excessive sales-driving promotions and delivered stronger margins and bottom line profitability. Also of note, the Company ended a challenging year in excellent financial condition with $411 million in cash and no debt. We also returned $97 million in dividends to stockholders. In light of these results, despite continued competitive pressures, the strong second half performance and expected continued improvement in early Fiscal 2015, the Compensation Committee approved an additional payout of 15% of the target bonus under the annual incentive plan for all eligible Associates. When combined with the 55% of target funded under our annual incentive plan, total bonus payouts equaled 70% of target, which aligns to the payout level that would have been achieved if internal budgeted Revenue Growth had been realized.

In addition to financial and operational performance, the Compensation Committee and management also consider alignment to our compensation program principles (see the section below entitled "Compensation Program Objectives and Philosophy") as well as corporate governance best practices when making compensation decisions. Our overall program aligns with recognized corporate governance best practices as described below in the section "Compensation Governance Highlights."

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COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Governance Highlights

Below are selected Company executive pay and governance actions and practices. These highlights serve to illustrate our commitment to provide a compensation program that supports our financial and strategic goals, aligns executive pay with stockholder value creation, complies with regulatory requirements and discourages unnecessary and excessive risk taking.

•
We use multiple performance metrics in our incentive plans
•
We use long-term performance-based goals. At least 70% of NEO annual long term incentive awards are performance-based
•
We have stock ownership guidelines set at five times annual base salary for the CEO, and one to three times annual base salary for other NEOs
•
We have double trigger cash severance and long- term incentive vesting provisions in the event of a Change in Control, and retirement provisions in certain long term incentive awards which are modest relative to many of our peers
•
We do not have gross-ups on perquisites or Change in Control benefits
•
We do not reprice stock options without stockholder approval
•
We have anti-hedging and anti-pledging policies
•
We have a clawback policy in addition to those required by law
•
We offer limited perquisites at the executive level

Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives and to incent them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program. We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

Performance

• We align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value.

• Our program includes significant performance-based remuneration which creates a meaningful incentive to achieve challenging, yet realistic performance objectives.

• Our program features a substantial long-term incentive component in order to align executive interests with those of our stockholders and retain executive talent through a multi-year vesting schedule.

• Long-term incentive features seek to ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

• Executive compensation is structured to be competitive relative to a group of retail peers with target total compensation opportunity within our peer group, relative to company size and in recognition of our emphasis on performance based compensation.

• Target total compensation for individual NEOs varies based on a variety of factors, including the executive's skill set and experience relative to market peers, historic performance, and the criticality of each position to us.

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COMPENSATION DISCUSSION AND ANALYSIS

Affordability

• Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

• We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives), accounting efficient and by making performance-based payments only to the extent that underlying performance supports the expense.

Simplicity	• We focus on simple, straight-forward compensation programs that our associates and stockholders can easily understand.

Our executive compensation program is designed to place a considerable amount of compensation at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment.

The portion of total compensation which is performance-based increases at successively higher levels of management. This approach seeks to ensure that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Refer to the "Fiscal 2014 Performance Metrics, Targets and Results" section for additional information, including the definitions of our compensation metrics for Fiscal 2014.

Base Salary

Base salaries are reviewed in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year.

Annual Incentive Bonus

The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of our financial position, improvement in overall operations, and increases in stockholder value. We establish an executive's annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly related to each executive's role and responsibility.

During Fiscal 2014, the target bonus award opportunity for Mr. Schottenstein was equal to 150% of his base salary and the target bonus award opportunities for our other NEOs ranged from 70% to 150% of their respective base salaries. Annual Incentive Bonus payouts vary based upon EBIT (60% of payout), Revenue Growth (30% of payout), and Inventory Turn (10% of payout) results. Based upon pre-established goals and payout levels, as described in the section titled "Annual Incentive Bonus, RSUs and PS", actual payments range from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

Annual Long-Term Incentive Awards

We utilize a combination of time- and performance-based annual long-term incentives to focus management on long-term corporate performance and sustainable earnings growth. The overall plan design has a heavy emphasis on PS to both directly link compensation to achievement of performance objectives, and place a proportionately larger percentage of total direct compensation at risk relative to position level. The plan also uses time-based RSUs to support our retention objectives and provide balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value.

Performance Shares: PS represent approximately 70% of the value of a NEO's annual long-term incentive (77% of Mr. Markfield's 2014 equity was performance-based). We determine the number of target PS based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional units and paid out to the extent the associated PS vest.

Annual PS grants feature cliff vesting at the end of a three-year performance period. Fiscal 2014 PS vests upon achievement of pre-established three-year cumulative EBIT and ROIC goals, each contributing to 50% of vesting. However, achievement of single year EBIT and ROIC targets "lock-in" 20% vesting of the award. The single year "lock-in" feature serves as a retention tool, and focuses participants on the importance of meeting annual goals in pursuit of achieving long-term objectives. In all cases, whether overall vesting will occur is conclusively determined at the end of the applicable three-year performance period.

If threshold performance is not met, PS do not vest and all shares are forfeited, except in the event that the 20% lock-in single year targets are achieved, resulting in partial vesting at the end of the performance period. Vesting

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based on the cumulative three-year goal ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if we achieve goals that are substantially above our long range business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property agreement may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date and cannot exceed target levels.

RSUs: We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the associated RSUs vest.

RSU awards represent approximately 30% of the value of an NEO's annual long-term incentive award (23% of Mr. Markfield' s annual equity was delivered via RSUs). Annual RSU grants vest proportionately over three years from the grant date assuming continued employment.

Timing of Awards:

The table below describes key features of our RSU & PS award programs:

	Timing	Grant Date / Grant Price	Approval
New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire / promotion award amounts are determined by our CEO based on delegation of authority from the Compensation Committee. If the new hire elements (sign on cash and/or equity) exceed $250,000, the Compensation Committee must approve the award.
Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year, including Q4 New Hires & Promotions.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Compensation Committee meeting of the new fiscal year.

NSOs: NSOs are granted periodically to NEOs to support alignment with long-term stockholders and directly link compensation to increases in stock price.

For Fiscal 2014, there was only one stock option award granted. For recognition and retention, Ms. Boland received a time-based NSO award. Additional detail is provided in "Grants of Plan-Based Awards" table.

Fiscal 2014 Performance Metrics, Targets and Results

Fiscal 2014 was challenging, due to both the external operating environment and internal leadership changes in the first half of the year. Results for the first half of the year were influenced by a very competitive retail landscape and declining mall traffic. Management responded quickly to strengthen merchandise assortments, reduce spending, control inventories and curb promotional activity. This led to a rebound in profitability in the second half with sales improving over the first half and higher merchandise margins. Third quarter adjusted EPS rose 16% over prior year and fourth quarter EPS increased 33%. For the full year, revenues were down 1% and adjusted EPS was down 15% (1) versus Fiscal 2013.

(1) Fiscal 2014 adjusted EPS of $0.63 compares to GAAP EPS of $0.46, which includes $0.17 of restructuring and asset impairment charges. See pages 24 and 25 of our Fiscal 2014 Form 10-K for additional detail on the charges and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee established specific performance metrics for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors. Considerations included internal budget; investor expectations; expected peer results; our prior year performance; upcoming fiscal year business plan; and strategic initiatives as well as executive retention concerns.

The Compensation Committee selected EBIT, Revenue Growth, Inventory Turn and ROIC as the key performance metrics because they are reflective of our success in managing our core operations, growing the business and driving sustained increases in profit. We believe that these metrics reflect a balanced approach to all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program without having performance-based compensation impacted by extraordinary, unusual, or infrequent items (as described in the definition of EBIT & ROIC below). As part of the plan design, the Compensation Committee had the authority to adjust the amount payable based on achievement of the performance goals to consider overall operating results.

Annual Incentive Bonus, RSUs and PS

For Fiscal 2014, the Compensation Committee chose the following performance metrics:

•
Annual Incentive Bonus: EBIT, Revenue Growth, and Inventory Turn, weighted at 60%/30%/10%, respectively, to reflect an increased focus on operational and capital efficiency.
•
For 2014, the long term, three-year performance-based PS goals are measured against EBIT and ROIC, weighted 50%/50%.

For Fiscal 2014, NEO compensation was driven by our financial results, as measured by EBIT, Revenue Growth, Inventory Turn and ROIC as described below:

Metric	Definition
EBIT

Adjusted earnings before interest and taxes, excludes:

• extraordinary charge(s); and/or

• any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or

• other unusual or infrequent items (whether gains or losses) and/or

• asset impairment charges; and/or

• discontinued operations; and/or

• lease buyouts charges related to store closures

Revenue Growth	Increase in total net revenue.
Inventory Turn	Measure of how productively inventory is bought and sold.
ROIC

Adjusted Return on Invested Capital ("ROIC") excludes:

• extraordinary charge(s); and/or

• any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or

• other unusual or infrequent items (whether gains or losses) and/or

• asset impairment charges; and/or

• discontinued operations; and/or

• lease buyouts charges related to store closures.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth 1) the goals for Fiscal 2014 established by the Compensation Committee; 2) the Fiscal 2014 performance achieved with respect to the goals established by the Compensation Committee and 3) the resulting payouts with respect to each of the Fiscal 2014 Annual Incentive Bonus, Fiscal 2012 PS, Mr. Markfield's Performance-Based RSU, and Ms. Foyle's Performance-Based RSU. These targets are aligned with our business strategy and with our status as a growth company. We continue to use multiple metrics for these programs with predetermined objectives for potential payouts at threshold, target and stretch levels.

Compensation Element	FY2014 Performance Goals	FY2014 Performance Achieved	Resulting Payout
2014 Annual Incentive Bonus

60% EBIT:
Threshold (25% payout): $160 million
Target (100% payout): $237 million
Stretch (200% payout): $285 million

30% Revenue Growth:
Threshold: 0%
Target: 4%
Stretch: 6%

10% Inventory Turn:
Threshold: 3.9x
Target: 4.1x
Stretch: 4.2x

		EBIT: $213 million Revenue Growth: -1% Inventory Turn: 4.1x	55% payout, plus an additional 15% payout; total payout of 70% of target. See "Compensation Considerations" for further information on the resulting payout.
2012 Performance Shares (performance period ending 2014)

3-year Cumulative EBIT:

Threshold: $1,005 million

Target: $1,085 million

Stretch: $1,145 million

Single-year EBIT (each year can lock in a 20% vesting if single year EBIT is achieved):

*2012 - $333 million

2013 - $363 million

2014 - $388 million

		$893 million *2012 EBIT: $444 million 2013 EBIT: $236 million 2014 EBIT: $213 million	*lock-in vesting of 20% of the grant due solely to the achievement of the 2012 single year EBIT goal.
2014 Performance-based RSU's for Mr. Markfield(1)	Performance goals based upon specific company-wide merchandise margin and operating expense metrics, which are derived from and at levels exceeding the company-wide targets set forth above.		0% vesting
2014 Performance-Based RSU's for Ms. Foyle(1)	Performance goals based upon specific merchandise margin, inventory, and operating expense metrics for the aerie business, which are derived from and at levels exceeding the company-wide targets represented above.		33% vesting

(1)	Performance measures are derived from specific business operations and will not be otherwise publically disclosed. Disclosure of the specific metrics and performance achieved would cause us competitive harm by providing significant insights regarding our strategies and operations, specifically the operating costs and profitability of the Company and our individual brands. The Compensation Committee anticipated that the performance metrics would require considerable effort to achieve. The relative metrics significantly exceeded the target levels illustrated above. No payment was made to Mr. Markfield because the performance metrics were not achieved. Payment at 33% of target was made to Ms. Foyle based on performance achieved relative to operating expense of the aerie brand, which payment represents an immaterial element of our executive compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Award Pool for 162(m) Compliance

We establish a performance-based Annual Award Pool (the "Award Pool") for NEOs who are subject to Internal Revenue Code Section 162(m) (which does not include the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on our earnings before interest, taxes, depreciation and amortization ("EBITDA"). Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based RSUs to the NEOs. The following maximum award levels were established during Fiscal 2014 as a percent of Adjusted EBITDA, in each case subject to the 2005 Amended Plan maximum of $5 million per person:

Jay L. Schottenstein, Chief Executive Officer	1.25% of actual EBITDA
Roger S. Markfield, Vice Chairman, Executive Creative Director	1.55% of actual EBITDA
Charles F. Kessler, Global Brand President, American Eagle Outfitters	0.45% of actual EBITDA
Jennifer M. Foyle, Global Brand President, aerie	0.45% of actual EBITDA

If actual EBITDA was not achieved for 2014, no awards would have been paid to the NEOs. During Fiscal 2014, we granted time-based RSUs to the NEOs, pursuant to the Award Pool based on the achievement of the Fiscal 2013 performance goals. Additionally, the annual incentive bonus payment at 70% of target was within the parameters of the Award Pool.

Response to 2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, over 93% of all votes cast supported the compensation of our NEOs. While this vote demonstrated a high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2014 to obtain an understanding of our stockholders' views on our compensation programs. Based upon the results of these discussions and other factors, we made a number of changes to our compensation programs in 2014 and 2015, which are described above under "Our Evolving Compensation Program; Highlights of 2014/2015 Changes". These changes reflect input from a variety of perspectives including proxy advisory firms, compensation consultants and the Compensation Committee.

Roles and Responsibilities

Role of Our Compensation Committee

The Compensation Committee reviews and approves annual base salaries and other compensation elements of our NEOs. Additionally, the Compensation Committee makes annual incentive bonus and long term incentive awards relating to our stockholder approved 2005 Amended Plan and our 2014 Plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as deemed appropriate, taking into consideration a variety of factors, including suggestions made by the CEO, compensation consultants and external advisory firms. The Compensation Committee acts in accordance with its Charter which can be found on our website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance, Committees & Charters."

Role of Executive Officers in Compensation Decisions

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand and individual performance as well as market positioning in his recommendations to the Compensation Committee with regard to base salary, grants of annual long term incentives and Annual Incentive Bonus for all executives including the NEOs. The Compensation Committee makes the final determination of individual compensation levels and opportunities, taking into consideration the CEO's recommendations.

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2014, the Compensation Committee continued to retain the services of Frederic W. Cook & Co., Inc. as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by Frederic W. Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed the relationship with Frederic W. Cook & Co., Inc. and determined that there are no conflicts of interest. Frederic

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COMPENSATION DISCUSSION AND ANALYSIS

W. Cook & Co., Inc. does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

Under the direction of the Compensation Committee, Frederic W. Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is aware of emerging best practices and market trends. Representatives from Frederic W. Cook & Co. Inc. contributed to this Compensation Discussion & Analysis.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•
Talent - Companies with which we compete for executive-level talent;
•
Size - Companies within the retail industry with comparable revenue; and
•
Comparability - Companies with which we compete for customers and investors.

Our peer group consists of 19 companies. In terms of size, our revenue and market capitalization are near the median of the peer group. We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee annually reviews and approves the recommended peer group. After relatively significant changes to the peer group for 2013, there were no changes for 2014.

The following retailers represent the peer group used for CEO compensation benchmarking purposes. (Note: company name followed by stock ticker symbol in parenthetical):

Abercrombie & Fitch Co. (ANF)	Guess?, Inc (GES)
Aeropostale, Inc. (ARO)	J. Crew Group, Inc.
AnnTaylor Stores Corp. (ANN)	Limited Brands, Inc. (LB)
Ascena Retail Group (ASNA)	Men's Wearhouse (MW)
Burberry Group (BRBY.L)	PVH Corp (PVH)
Chico's FAS, Inc. (CHS)	Ralph Lauren (RL)
Coach, Inc. (COH)	Tiffany & Co. (TIF)
Express Inc. (EXPR)	Urban Outfitters, Inc. (URBN)
Fossil Group, Inc. (FOSL)	Williams-Sonoma, Inc. (WSM)
Gap, Inc. (GPS)

Peer group data is also primarily used for benchmarking of other NEO compensation and is supplemented as needed with additional data from various retail and general industry market surveys, adjusted to reflect our revenue scope.

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long term incentive awards be subject to financial penalties or clawback in the event of misconduct. Pursuant to the 2005 Amended Plan and the 2014 Stock Award and Incentive Plan, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regards to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date which is one-year prior to either (a) the forfeiture event or (b) the termination date.

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Prohibition Against Hedging Transactions and Pledging

Employees and the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. This policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Employment Agreements

Variations for NEOs with Employment Agreements

Mr. Schottenstein:

For Fiscal 2015, Mr. Schottenstein's target compensation for the interim CEO role will be $5,950,000, comprised of: base salary of $1,500,000; an annual incentive bonus opportunity at Target of $2,250,000; time-based RSUs with a grant date value of $700,000; and PS with a three-year performance period and a grant date value of $1,500,000. For 2015, Mr. Schottenstein will maintain a consistent percentage of at risk compensation as in 2014. In order to determine Fiscal 2015 CEO compensation for Mr. Schottenstein, the Compensation Committee considered peer benchmark information, and set his pay below the 25th percentile in recognition of the interim nature of his role and compensation levels and opportunities provided to the other NEOs.

Mr. Markfield:

On July 23, 2014, the Company entered into an amended employment agreement with Mr. Markfield, which was separately negotiated with the Compensation Committee. The key elements of Mr. Markfield's compensation are similar to that of other NEOs, however the individual agreement provides an overall compensation package that is above the target market positioning of other NEOs. The amended agreement reflects the criticality of ensuring Mr. Markfield's continued leadership and the key role he plays in ensuring strong succession through the development of the newly appointed Global Brand Presidents. In light of the CEO transition and the product assortment challenges we faced in 2014, Mr. Markfield's leadership and vast industry experience were vitally important to retain. As evidenced by the rapid elevation of our assortment and speed with which we responded to 2014 product challenges, Mr. Markfield's contributions to the business were significant. The active term of the contract is for Fiscal 2014 and 2015. The contract outlines the key elements of compensation for Mr. Markfield, to include base salary of $1,188,000, annual incentive bonus opportunity targeted at 150% of his base salary with the potential to receive up to 300% of his base salary at maximum company performance, and annual equity in the form of a time-based restricted stock unit award, performance share unit award, and an individual performance-based RSU award. For each fiscal year of the contract, Mr. Markfield is entitled to grants of RSUs consisting of time-based RSUs with a grant date value of $1,680,000, performance-based RSUs with a one-year performance period and a target grant date value of $1,700,000 and PS with a three-year performance period and a grant date value of $3,920,000. The number of shares of the Company's common stock underlying each RSU and PS is determined by dividing the grant date value by the closing price of the Company's common stock on the grant date. Mr. Markfield's RSU and PS awards for the 2014 fiscal year were granted on March 5, 2014.

Prior installment payment commitments totaling $6 million and payable in equal installments of $1.5 million commencing February 2014 and each anniversary through February 2017 were maintained in the amended agreement. Following termination of employment (other than on account of death or by the Company for cause), Mr. Markfield is generally obligated to provide consulting services to the Company until he terminates the consulting arrangement or the Company terminates the consulting arrangement for cause. Mr. Markfield will receive an annual consulting fee of up to $500,000 (with that amount subject to downward adjustment in the event Mr. Markfield resigns prior to January 31, 2016 based on a formula that takes into account his completed months of employment during the active term).

Mr. Markfield is subject to non-solicitation, noncompetition and perpetual confidentiality covenants. During the term of the contract (including the consulting period) and for two years thereafter, Mr. Markfield is restricted from (i) soliciting any of the Company's employees or inducing them to terminate employment with the Company, (ii) soliciting or otherwise inducing any customers, suppliers, sales representatives or other business relations of the Company to discontinue doing business with the Company, and (iii) performing services for any business that directly competes with the Company's business.

Severance and CIC Payments

Our NEOs are entitled to receive severance payments and other consideration upon the termination of the

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executive's employment with us under specified circumstances including a change in control ("CIC") related termination. These arrangements provide essential protections to both the NEO and us. Agreements providing for severance and CIC payments assist us in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve our valuable assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change in control benefits, please refer to "Post-Employment Compensation."

During Fiscal 2009, the Compensation Committee approved a CIC plan which provides for CIC agreements (each, a "CIC Agreement") with certain executives. The objectives of the plan are to motivate executives to continue to work for our best interests and our stockholders in a potential CIC situation. The standard CIC Agreement contains double-trigger provisions for severance, equity vesting, and other benefits; i.e. payments and benefits are provided only if the executive's employment terminates under limited circumstances within 18 months following a CIC. Specifically, in the event of a CIC and a subsequent termination by us, other than for Cause, Disability, or death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), any and all equity compensation awards (i.e., NSO, RSUs, PS or other forms of securities issued by us and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse.

Mr. Markfield was eligible to receive post-employment payments (in addition to other benefits) under the terms of his employment agreement in certain termination scenarios, as negotiated. For a description and quantification of these severance and change in control benefits refer to the "Post-Employment Compensation" section below.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's CEO and the three other most highly compensated NEOs (other than the Chief Financial Officer) employed at the end of the year only if the compensation qualifies as being performance-based under Section 162(m). We endeavor to structure our compensation policies to allow for tax deductibility whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in their discretion. Further, compensation which is intended to be performance-based pursuant to Section 162(m) may fail to be so if the requirements of 162(m) are not met.

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following table summarizes the compensation for each of the last three fiscal years of our:

1) Interim Chief Executive Officer (Principal Executive Officer);
2) Vice Chairman and Executive Creative Director;
3) Global Brand President - AE;
4) Executive Vice President - Chief Financial and Administrative Officer (Principal Financial Officer); and
5) Global Brand President - aerie.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein (7)	2014	$1,100,000	—	$1,500,011	—	$1,155,000	$37,664	$3,792,675
Interim Principal	2013	$520,000	—	$500,001	—	—	—	$1,020,001
Executive Officer	2012	$509,615	—	$500,000	—	$1,000,000	—	$2,009,615
Roger S. Markfield	2014	$1,188,000	—	$7,299,996	—	$1,247,400	$1,553,685	$11,289,081
Vice Chairman and	2013	$988,000	—	$4,530,002	$1,169,877	—	$13,695	$6,701,574
Executive Creative Director	2012	$968,269	—	$4,530,000	$1,170,154	$1,900,000	$25,232	$8,593,655
Charles F. Kessler (8)	2014	$700,000	$500,000	$1,849,990	—	$392,000	$241,309	$3,683,299
Global Brand President - AE
Mary M. Boland	2014	$775,000	—	$1,000,007	$502,026	$434,000	$11,700	$2,722,733
Principal Financial Officer	2013	$600,000	—	$1,000,003	—	—	—	$1,600,003
	2012	$331,731	$100,000	$583,330	—	$448,942	$46,903	$1,510,906
Jennifer M. Foyle(9)	2014	$586,923	$100,000	$1,500,008	—	$287,592	$11,700	$2,486,223
Global Brand President - aerie

(1)	2014, 2013 and 2012 refer to the fifty-two week period ended January 31, 2015, the fifty-three week period ended February 1, 2014 and the fifty-two week period ended February 2, 2013, respectively.
(2)	For Mr. Kessler and Ms. Boland, amount consists of a cash sign-on bonus and for Ms. Foyle, the amount consists of a cash retention bonus.
(3)	The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation ("ASC 718"). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2014 Annual Report on Form 10-K. See "Grants of Plan-Based Awards" table for additional information regarding the vesting parameters that are applicable to these awards.
The maximum value of the restricted stock unit awards at the date of grant was as follows:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Jay L. Schottenstein	$2,000,014	$750,002	$823,909
Roger S. Markfield	$9,260,005	$6,795,003	$6,795,000
Charles F. Kessler	$2,404,987	—	—
Mary M. Boland	$1,350,008	$1,275,000	$743,745
Jennifer M. Foyle	$1,710,011	—	—

For Mr. Markfield, amount includes a grant of performance-based RSU's on March 5, 2014. For Ms. Foyle, amount includes a grant of performance-based RSU's on March 5, 2014 and a grant of time-based RSU's on May 29, 2014.

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(4)	The value of the time-based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2014 Annual Report on Form 10-K. See "Grants of Plan-Based Awards" table for additional information regarding the vesting parameters that are applicable to these awards.
(5)	For Fiscal 2012, Fiscal 2013, and Fiscal 2014, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs.
(6)	Amount represents total perquisites and personal benefits for each NEO.
For Mr. Schottenstein, amount consists of $32,047 for personal security expenses and $5,617 for personal use of the company aircraft. The incremental cost of use of our aircraft is calculated based on the variable costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. "Deadhead" segments and fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips are excluded.
For Mr. Markfield, pursuant to the terms of his amended employment agreement dated July 23, 2014, amount consists of $11,700 in employer contributions to the 401(k) plan, $28,419 for a car benefit, $1,358 for fuel and $12,208 for legal fees. Additionally, amount includes $1,500,000 for a prior installment payment commitment which was maintained in the amended agreement. See "Employment Agreements" section for additional information regarding the installment payment.
For Ms. Foyle and Ms. Boland, amount consists of employer contributions to the 401(k) plan.
For Mr. Kessler, amount consists of $239,159 for relocation benefits and $2,150 for COBRA insurance benefits.
(7)	Mr. Schottenstein, our Executive Chairman of the Board of Directors, was appointed Interim Chief Executive Officer on January 22, 2014.
(8)	Mr. Kessler was appointed Global Brand President - AE on January 22, 2015.
(9)	Ms. Foyle was appointed Global Brand President - aerie on January 22, 2015.

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COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	N/A	$412,500	$1,650,000	$3,300,000	—	—	—	—	—	—	—
	(2)	3/5/14	—	—	—	34,483	68,966	103,449	—	—	—	$1,000,007
	(3)	3/5/14	—	—	—	—	—	—	34,483	—	—	$500,004
Roger S. Markfield	(1)	N/A	$445,500	$1,782,000	$3,564,000	—	—	—	—	—	—	—
	(2)	3/5/14	—	—	—	135,173	270,345	405,518	—	—	—	$3,920,003
	(4)	3/5/14	—	—	—	—	—	—	115,862	—	—	$1,679,999
	(5)	3/5/14	—	—	—	—	117,241	—	—	—	—	$1,699,995
Charles F. Kessler	(1)	N/A	$140,000	$560,000	$1,120,000	—	—	—	—	—	—	—
	(2)	3/5/14	—	—	—	17,586	35,172	52,758	—	—	—	$509,994
	(6)	2/3/14	—	—	—	—	—	—	30,326	—	—	$400,000
	(6)	3/5/14	—	—	—	—	—	—	23,448	—	—	$339,996
	(8)	2/3/14	—	—	—	22,745	45,489	68,234	—	—	—	$600,000
Mary M. Boland	(1)	N/A	$155,000	$620,000	$1,240,000	—	—	—	—	—	—	—
	(2)	3/5/14	—	—	—	24,138	48,276	72,414	—	—	—	$700,002
	(6)	3/5/14	—	—	—	—	—	—	20,690	—	—	$300,005
	(9)	3/5/14	—	—	—	—	—	—	—	125,941	$14.50	$502,206
Jennifer M. Foyle	(1)	N/A	$102,712	$410,846	$821,692	—	—	—	—	—	—	—
	(2)	3/5/14	—	—	—	14,483	28,966	43,449	—	—	—	$420,007
	(5)	3/5/14	—	—	—	—	27,586	—	—	—	—	$399,997
	(6)	3/5/2014	—	—	—	—	—	—	12,414	—	—	$180,003
	(7)	5/29/2014	—	—	—	—	—	—	46,083	—	—	$500,001

(1)	Amount represents the annual incentive cash bonus under our 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant's base salary (ranging from 70% to 150%) in accordance with the Compensation Goals and payout levels described more fully in the "Annual Incentive Bonus" section above. On March 3, 2015, the Compensation Committee certified a payout of 55% of target as well as an additional 15% payout, totaling a payout at 70% of target.
(2)	Amount represents a grant of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on Adjusted EBIT and (2) fifty percent (50%) is based on our ROIC by the end of Fiscal 2016. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.
(3)	Amount represents a grant of time-based RSUs under our 2005 Amended Plan with a one year vesting period. The shares vested on 3/5/2015.
(4)	Amount represents a grant of shares of time-based RSUs with a three year vesting period under our 2005 Amended Plan. On March 5, 2015, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest pro-rata in accordance with its terms, contingent upon continued employment through Fiscal 2015.
(5)	Amount represents grants of Individual PS under our 2005 Amended Plan. The Compensation Committee certified the attainment of goals for Mr. Markfield and Ms. Foyle at 0% and 33% respectively, resulting in 100% forfeiture of the award by Mr. Markfield and 67% forfeiture for Ms. Foyle.

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COMPENSATION TABLES AND RELATED INFORMATION

(6)	Amount represents a grant of shares of time-based RSUs with a three year vesting period under our 2005 Amended Plan. On March 5, 2015, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date, contingent upon continued employment.
(7)	Amount represents a retention award for Ms. Foyle. Awarded under our 2005 Amended Plan is a grant of time-based RSUs with a three year cliff vest, contingent upon continued employment.
(8)	Amount represents a grant of PS under our 2005 Amended Plan, granted upon hire to Mr. Kessler. The three-year performance period is for Fiscal years 2013, 2014 and 2015. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our ROIC by the end of Fiscal 2016. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.
(9)	Amount represents an award of time-based stock options under our 2005 Amended Plan that are exercisable at the fair market value on the grant date and vest proportionately over three years, contingent upon continued employment.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards (1)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(2)	—	—	—	—	—	—	—	40,004	$561,652
	(3)	—	—	—	—	—	—	—	23,658	$332,154
	(4)	—	—	—	—	—	—	—	71,829	$1,008,482
	(7)	—	—	—	—	—	35,915	$504,241	—	—
Roger S. Markfield		331,109	—	—	$16.11	5/16/15	—	—	—	—
		304,190	—	—	$15.81	3/2/17	—	—	—	—
		373,529	—	—	$13.70	2/28/19	—	—	—	—
	(2)	—	—	—	—	—	—	—	362,430	$5,088,515
	(3)	—	—	—	—	—	—	—	214,338	$3,009,307
	(4)	—	—	—	—	—	—	—	281,569	$3,953,223
	(6)	—	—	—	—	—	120,672	$1,694,236	—	—
	(8)	—	—	—	—	—	—	—	122,108	$1,714,401
Charles F. Kessler	(3)	—	—	—	—	—	—	—	47,378	$665,180
	(4)	—	—	—	—	—	—	—	36,632	$514,316
	(6)	—	—	—	—	—	56,006	$786,331	—	—

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COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards (1)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mary M. Boland		—	125,941	—	$14.50	3/5/21	—	—	—	—
	(2)	—	—	—	—	—	—	—	18,133	$254,593
	(3)	—	—	—	—	—	—	—	26,023	$365,365
	(4)	—	—	—	—	—	—	—	50,280	$705,934
	(5)	—	—	—	—	—	14,195	$199,303	—	—
	(6)	—	—	—	—	—	21,549	$302,548	—	—
Jennifer M. Foyle		—	9,430	—	$11.51	8/2/17	—	—	—	—
	(2)	—	—	—	—	—	—	—	17,029	$239,093
	(3)	—	—	—	—	—	—	—	10,071	$141,397
	(4)	—	—	—	—	—	—	—	30,169	$423,566
	(5)	—	—	—	—	—	5,495	$77,145	—	—
	(6)	—	—	—	—	—	12,929	$181,528	—	—
	(9)	—	—	—	—	—	—	—	28,731	$403,387
	(10)	—	—	—	—	—	46,911	$658,628	—	—

(1)	All stock awards include dividend equivalents.
(2)	Amount represents a grant on February 28, 2012 (July 9, 2012 for Ms. Boland) of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on our EBIT results by the end of Fiscal 2014. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement. On March 3, 2015, the Compensation Committee certified the achievement of a lock-in vesting of 20% of the shares related to performance achieved in 2012.
(3)	Amount represents a grant on March 5, 2013 of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on capital by the end of Fiscal 2015. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement. The 2013 PS award is projected to forfeit.
(4)	Amount represents a grant on March 5, 2014 of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on capital by the end of Fiscal 2016. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.
(5)	Amount represents a grant on March 5, 2013 of shares of time-based RSUs with a performance acceleration goal under our 2005 Amended Plan. On March 5, 2015, the second third plus respective dividends vested. The remaining third of such RSU award will vest in accordance with its terms on the third anniversary of the grant date.
(6)	Amount represents a grant on March 5, 2014 of shares of time-based RSUs under our 2005 Amended Plan. On March 5, 2015, one third of the RSUs plus respective dividends vested. The remaining two thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

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COMPENSATION TABLES AND RELATED INFORMATION

(7)	Amount represents a grant of shares on March 5, 2014 of time-based RSUs under our 2005 Amended Plan with a one year vesting period. The shares vested on March 5, 2015.
(8)	Amount represents a grant on March 5, 2014 to Mr. Markfield of Individual PS under our 2005 Amended Plan. On March 3, 2015, the Compensation Committee certified that the related performance goal was not achieved and, as a result, 100% of the stock award was forfeited.
(9)	Amount represents a grant on March 5, 2014 to Ms. Foyle of Individual PS under our 2005 Amended Plan. On March 3, 2015, the Compensation Committee certified that the 33% of related performance goal was achieved and, as a result, 33% of the stock award vested.
(10)	Amount represents a grant on May 29, 2014 to Ms. Foyle of time-based RSUs under our 2005 Amended Plan. The award will 100% vest on May 29, 2018, contingent on continued employment.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	—	—
Roger S. Markfield	—	—	179,939	$2,609,116
Charles F. Kessler	—	—	—	—
Mary M. Boland	—	—	6,814	$98,803
Jennifer M. Foyle	—	—	15,361	$222,869

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. The following table summarizes the activity in each of the NEO's nonqualified deferred compensation accounts during Fiscal 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	—	—	—	—	—
Roger S. Markfield (1)	—	—	$306,082	—	$3,159,337
Charles F. Kessler	—	—	—	—	—
Mary M. Boland	—	—	—	—	—
Jennifer M. Foyle	—	—	—	—	—

(1)	Mr. Markfield elected not to participate in the Company's deferred compensation program during Fiscal 2014. The Fiscal 2014 earnings relate to contributions made in prior years.

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COMPENSATION TABLES AND RELATED INFORMATION

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 31, 2015 and a stock price of $14.04, our closing stock price on January 30, 2015. The tables do not include the payment of the aggregate balance of the NEO's nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

The following calculations assume that an acquiring entity assumes or issues substitute awards for outstanding equity awards in the event of a Change in Control. If an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the change in control date and performance-based awards will be paid, either based on performance to the change in control date or based on the target level value, depending on the portion of the performance period completed prior to the change in control.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above entitled "Severance and CIC Payments."

Jay L. Schottenstein

Mr. Schottenstein has been employed by us as Interim Chief Executive Officer since January 22, 2014. Also during Fiscal 2014, Mr. Schottenstein was a non-independent Executive Chairman of the Board of Directors.

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$1,155,000	—	$1,155,000	—	$1,650,000
RSU Vesting (2)	$458,659	$458,659	$458,659	—	$504,247
PS Vesting (3)	$1,120,813	$1,120,813	$1,120,813	—	$1,120,813
Total	$2,734,472	$1,579,472	$2,734,472	$—	$3,275,060

(1)	In the event of a termination following a death or disability or termination without cause, assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents Mr. Schottenstein's annual incentive bonus at Target.
(2)	Amount reflects a prorated RSU vesting for Death or Disability, Voluntary Retirement or Termination w/out Cause and a full vesting in the event of a double-trigger Change in Control.
(3)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. If the performance goal is not achieved, the PS will forfeit.

Roger S. Markfield

Mr. Markfield was employed during Fiscal 2014 pursuant to an employment agreement dated July 23, 2014 (the "Amended Markfield Agreement"). Under the Amended Markfield Agreement, Mr. Markfield will serve as a full-time employee until February 1, 2016 and would potentially serve as a Company consultant upon termination of his employment. Mr. Markfield's prior employment agreement dated February 24, 2012 provided for an extension payment of $6,000,000 as a result of Mr. Markfield remaining employed by us on February 3, 2013 (the "Extension Amount"). The Extension Amount is fully vested and is not subject to forfeiture. The Extension Amount is payable in four equal installments (each installment, an "Extension Installment"). The first Extension Installment was paid in February 2014 and future Extension Installments are payable on each anniversary thereof through February 1, 2017. In the event of a termination of employment due to death, the Amended Markfield Agreement provides for accelerated payment of any Extension Installment not yet paid or deferred. Upon termination of employment for any reason, the Company will make available retirement health insurance to Mr. Markfield and his eligible dependents (with premiums paid by Mr. Markfield). For a description of Mr. Markfield's Amended Markfield Agreement, including a description of the restrictive covenants and other obligations of Mr. Markfield, see "Variations for NEOs with Employment Agreements."

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COMPENSATION TABLES AND RELATED INFORMATION

	Death or Disability (1)	Voluntary Retirement (1)	Termination w/out Cause (1)	Termination for Cause	Change in Control (2)
Cash Payments
Base (3)	—	—	—	—	$4,455,000
Extension Payment (4)	$4,500,000	$4,500,000	$4,500,000	$4,500,000	$4,500,000
Bonus (5)	$1,247,400	$1,247,400	$1,247,400	—	$1,782,000
RSU Vesting(6)	$513,681	$513,681	$513,681	—	$1,694,235
PS Vesting (7)	$4,970,932	$4,970,932	$4,970,932	—	$4,970,932
Total	$11,232,013	$11,232,013	$11,232,013	$4,500,000	$17,402,167

(1)	Following termination of employment (other than on account of death or by the Company for cause), Mr. Markfield is generally obligated to provide consulting services to the Company until he terminates the consulting arrangement, or the Company terminates the consulting arrangement for cause. Mr. Markfield will receive an annual consulting fee of up to $500,000 (with that amount subject to downward adjustment in the event Mr. Markfield resigns prior to January 31, 2016 based on a formula that takes into account his completed months of employment during the active term).
(2)	All payments require double-trigger other than the Extension Installment.
(3)	In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Markfield's base salary and annual incentive bonus at Target.
(4)	Pursuant to the Amended Markfield Agreement, amount represents the Extension Payment balance which is payable over the remaining installment schedule other than in the case of death or change in control in which case, payment is made of any remaining Extension Installments.
(5)	In the event of a termination following a death or disability, voluntary retirement, or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Markfield's annual incentive bonus at Target.
(6)	Amount reflects a prorated RSU vesting for Death or Disability, Voluntary Retirement or Termination w/out Cause with the vested amount settling over the balance of the otherwise applicable vesting period and a full vesting in the event of a double-trigger Change in Control.
(7)	Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. If the performance goal is not achieved, the PS will forfeit.

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$800,000	—	$1,890,000
Bonus (2)	$392,000	—	$392,000	—	$640,000
RSU Vesting (3)	$305,637	—	—	—	$786,324
PS Vesting (4)	$514,313	$155,942	$155,942	—	$514,313
Total	$1,211,950	$155,942	$1,347,942	$—	$3,830,638

(1)	Amount represents one (1) year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at Target.
(2)	In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Kessler's annual incentive bonus at Target.
(3)	Amount reflects the vesting of the February 3, 2014 and the March 5, 2014 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.
(4)	Amount assumes that the Compensation Committee vested any outstanding PS to the extent that the performance goals are met. In the event of a voluntary termination or termination without cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit.

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COMPENSATION TABLES AND RELATED INFORMATION

Mary M. Boland

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$775,000	—	$2,092,500
Bonus (2)	$434,000	—	$434,000	—	$620,000
Stock Award Vesting (3)	—	—	—	—	—
RSU Vesting (4)	$182,379	—	—	—	$501,846
PS Vesting (5)	$756,849	$286,227	$286,227	—	$756,849
Total	$1,373,228	$286,227	$1,495,227	$—	$3,971,194

(1)	Amount represents one (1) year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Boland's base salary and annual incentive bonus at Target.
(2)	In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Boland's annual incentive bonus at Target.
(3)	In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to immediately vest any unvested NSO; which are currently without value.
(4)	Amount reflects the vesting of the March 5, 2013 and the March 5, 2014 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.
(5)	Amount assumes that the Compensation Committee vested any outstanding PS to the extent that the performance goals are met. In the event of voluntary termination or termination without cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double-Trigger)
Cash Payments
Base (1)	—	—	$700,000	—	$1,785,000
Bonus (2)	$287,592	—	$287,592	—	$490,000
Stock Award Vesting	—	—	—	—	—
RSU Vesting (3)	$238,694	—	—	—	$917,303
PS Vesting (4)	$605,838	$189,006	$189,006	—	$605,838
Total	$1,132,124	$189,006	$1,176,598	$—	$3,798,141

(1)	Amount represents one (1) year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Foyle's base salary and annual incentive bonus at Target.
(2)	In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Foyle's annual incentive bonus at Target.
(3)	Amount reflects the vesting of the March 5, 2013, the March 5, 2014 and the May 29, 2014 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.
(4)	Amount assumes that the Compensation Committee vested any outstanding PS to the extent that the performance goals are met. In the event of a voluntary termination or termination without cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit.

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OWNERSHIP OF AND TRADING IN OUR SHARES

The following table shows, as of March 31, 2015, unless otherwise noted, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of our directors; (iii) each named executive officer listed in the summary compensation table; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common Stock (1)	Right to Acquire (2)	Total	Percent (3)
5% Beneficial Owners
BlackRock, Inc. (4)	14,799,953	—	14,799,953	7.60%
The Vanguard Group (5)	10,287,291	—	10,287,291	5.28%
Systematic Financial Management LP (6)	10,208,068	—	10,208,068	5.25%

Directors and Executive Officers
Mary M. Boland	25,369	41,981	67,350	*
Jennifer M. Foyle	5,811	9,430	15,241	*
Michael G. Jesselson	379,090	3,103	382,193	*
Charles F. Kessler	4,784		4,784	*
Thomas R. Ketteler	34,014	2,432	36,446	*
Roger S. Markfield	479,183	1,008,828	1,488,011	*
Cary D. McMillan	10,993	59,585	70,578	*
Janice E. Page	54,234	5,832	60,066	*
David M. Sable	2,432	15,927	18,359	*
Jay L. Schottenstein (7)	8,738,785	—	8,738,785	4.48%
Noel J. Spiegel	20,000	35,484	55,484	*

All directors and current executive officers as a group (14 in group)	9,884,361	1,332,921	11,217,282	5.71%

*	Represents less than 1% of our shares of Common Stock.
(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.
(2)	Includes (a) shares for options exercisable within 60 days of March 31, 2015 and (b) total deferred share units as well as the respective dividend equivalents.
(3)	Percent is based upon the 195,039,704 shares outstanding at March 31, 2015 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of March 31, 2015, share units and dividend equivalents, if applicable.
(4)	In a Schedule 13G filed with the SEC on January 26, 2015, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership and sole dispositive power of 14,799,953 shares. BlackRock, Inc. has sole voting power over 14,318,616 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(5)	In a Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group, an investment adviser, reported beneficial ownership of 10,287,291 shares. The Vanguard Group has sole voting power of 265,839 shares and sole dispositive power of 10,038,252 shares. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(6)	In a Schedule 13G filed with the SEC on February 10, 2015, Systematic Financial Management LP, an investment adviser, reported beneficial ownership and sole dispositive power of 10,208,068 shares. Systematic Financial Management LP has sole voting power over 7,361,321 shares. The address for Systematic Financial LP is 300 Frank W. Burr Blvd., Glenpointe East, 77th Floor, Teaneck, NJ 07666.

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OWNERSHIP OF AND TRADING IN OUR SHARES

(7)	For Mr. Schottenstein, the 8,738,785 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose of 31,904 shares he holds directly; (2) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 938,091 shares; (3) shared power to vote and dispose of a trust that owns 245,406 shares; (4) 3,034,560 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 3,250,698 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of SEI, Inc., its sole member; (6) sole power to vote 1,231,826 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table. Excluded from the table are an aggregate of 6,019,449 shares held by various family trusts and a limited liability company of which Mr. Schottenstein's wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 14,758,284 shares or 7.6% of the Company's common stock as of March 31, 2015.

Stock Ownership Requirements

Board of Directors

Our Board of Directors has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within three years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount, or currently $275,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Management

We have adopted share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. We instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock. Ownership requirements are evaluated and adjusted for increases in annual base salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested RSUs; Employee Stock Purchase Plan shares; or personal holdings.

Until the ownership requirement is satisfied, the executive must hold half of his or her after-tax gains from any stock awards granted after Fiscal 2006 when the ownership requirement was instituted. The CEO considers compliance with the ownership requirements when recommending annual long term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of the Section 16(a) forms received by us, we believe that during Fiscal 2014, with the exception of Ms. Page and Messrs. Jesselson, Ketteler, McMillan, Sable and Spiegel each inadvertently filing one Form 4 reporting one transaction one day late due to technical difficulties, all reporting persons complied with the applicable filing requirements. In addition, all reports have been filed on a timely basis as of April 17, 2015 except for a late filing of an initial Form 3 made on behalf of Charles Kessler to report his status as Global Brand President - AE and a late filing of an initial Form 3 made on behalf of Jennifer Foyle to report her status as Global Brand President - aerie, both due to an administrative oversight. In addition, Mr. Kessler filed one late Amended Form 4 reporting two transactions, due to an administrative oversight.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on June 4, 2015, at 11:00 a.m., local time, at the Company's offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournments. It is being made available to the stockholders on or about April 23, 2015.

Who is entitled to vote?

Stockholders of record at the close of business on April 6, 2015, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 195,054,143 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•
FOR each of the nominees for director listed in this Proxy Statement;
•
FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016; and
•
FOR the approval of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2014 Annual Report on Form 10-K ("Annual Report") on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission ("SEC") for the electronic distribution of proxy materials. On or about April 23, 2015, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a "registered stockholder"), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in "street name"), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company's common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 195,054,143 shares of Common Stock outstanding and entitled to vote. Therefore, 97,527,072 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on "non-routine" matters, such as the election of directors or the advisory vote on the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1. Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director's election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked "Abstain" and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2. Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 3. The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

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SUBMISSION OF NOMINATIONS AND PROPOSALS FOR THE 2016 ANNUAL MEETING

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year's Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 6, 2016 and no later than April 5, 2016, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at http://www.ae.com under the links "About AEO, AE Investment Info, Corporate Governance, Other Corporate Governance Documents."

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•
Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;
•
The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and
•
The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year's Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2016 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 25, 2015. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 25, 2015. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2016 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 6, 2016 or after April 5, 2016. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

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HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as "householding," that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2014 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.ae.com under the links "About AEO, AE Investment Info, SEC Filings." A request for a copy of such report should be directed to Judy Meehan, our Vice President of Investor Relations, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

2015 Proxy Statement | 54

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Mary M. Boland, Charles P. Sandel and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 417 Fifth Avenue, New York, New York on Thursday, June 4, 2015 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲ PLEASE DETACH PROXY CARD HERE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held June 4, 2015. The Proxy Statement and our 2014 Annual Report are available at: http://viewproxy.com/ae/2015/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

		FOR	AGAINST	ABSTAIN

1.	Proposal One. Election of Directors.
	01 JANICE E. PAGE	☐	☐	☐
	02 DAVID M. SABLE	☐	☐	☐
	03 NOEL J. SPIEGEL	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐

4.	Proposal Four. In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

Please sign and date this Proxy below
and return in the enclosed envelope.

I plan on attending the meeting ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	, 2015

(Signature)

(Signature of joint owner)

CONTROL NUMBER
➔

▲ PLEASE DETACH PROXY CARD HERE ▲

CONTROL NUMBER
➔

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail:

Go to www.cesvote.com	Call 1 (888) 693-8683

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.